As filed with the Securities and Exchange Commission on July 25, 2012

Registration No. 333-182386

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 ON FORM S-1

TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CORNING NATURAL GAS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	-	4923	16-0397420
(State or other jurisdiction	-	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	-	Classification Code)	Identification Number)

330 W. William St.

Corning, New York 14830

(607) 936-3755
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)

Michael I. German

President and Chief Executive Officer

Corning Natural Gas Corporation

330 W. William St.

Corning, New York 14830

(607) 936-3755
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

With a copy to:

Deborah J. McLean, Esq.

Nixon Peabody LLP

1100 Clinton Square

Rochester, New York 14604

(585) 263-1307

Facsimile: (866) 947-0724

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: [_]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [X]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2012

PROSPECTUS

CORNING NATURAL GAS CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE UP TO

260,000 SHARES OF COMMON STOCK

260,000 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS

We are offering to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 260,000 shares of our common stock. Subscribing shareholders will be entitled to purchase one share of our common stock for each eight (8) current shares owned at a cash exercise price of $15.75 per share. This rights offering is being made to help fund capital expenditures, replacement of distribution mains and customer service lines, and growth in our existing service area and nearby areas, and costs of this offering. The subscription rights are granted to our shareholders without charge. Based on the 1,972,163 shares outstanding as of June20, 2012, we expect to issue subscription rights to purchase approximately 246,500 shares.

You will not be entitled to receive any subscription rights unless you are a shareholder of record as of 5:00 p.m. New York City time on July 2, 2012, which is the record date for this rights offering. Your subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on September 21, 2012, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we extend the time for exercising the subscription rights, we will not extend such time more than 30 days past the original expiration date. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

Shares of our common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board(r) under the symbol "CNIG." The last reported sale price of our common stock on the OTC Bulletin Board(r) on June 21, 2012 , was $16.50 per share, which may reflect inter-dealer prices without retail mark-up or mark-down or commission and may not necessarily represent actual transactions.

This is not an underwritten offering and there will be no underwriter's discounts or commissions. The subscription price and gross proceeds (before expenses) to Corning is $15.75 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING AT PAGE 10 IN THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is [______], 2012.

Table of Contents
ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	1
SUMMARY	2
FREQUENTLY ASKED QUESTIONS ABOUT THE RIGHTS OFFERING	5
RISK FACTORS	10
ABOUT CORNING NATURAL GAS CORPORATION	14
DETERMINATION OF OFFERING PRICE	17
THE RIGHTS OFFERING	17
DESCRIPTION OF SECURITIES TO BE REGISTERED	26
SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	27
PLAN OF DISTRIBUTION	29
LEGAL MATTERS	30
EXPERTS	30
OTHER INFORMATION WITH RESPECT TO THE COMPANY	30
MATERIAL CHANGES	30
WHERE YOU CAN FIND MORE INFORMATION	30
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES	31

Appendix A - Form of Instructions as to Use of Corning Subscription Rights Certificate	A-1
Appendix B - Form of Subscription Rights Certificate	B-1

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where offers are permitted and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission, or the SEC, on Form S-1 covering the subscription rights we will distribute to shareholders of record on the record date, July 2, 2012, and the shares of common stock issuable upon exercise of those subscription rights at an exercise price of $15.75 per share. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC's rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the SEC's web site located at www.sec.gov or at the SEC's offices mentioned under the heading "Where You Can Find More Information" at page 30.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking, such as statements relating to future capital expenditures, financing sources and availability, business expansion and cost-saving efforts, and the effects of regulation and competition. The words "believe," "expect," "anticipate," "intend," "may," "plan," and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. Accordingly, actual results may differ materially from those expressed in any forward-looking statements. These statements include but are not limited to statements under the captions "Questions and Answers About the Rights Offering," "Summary" and "Risk Factors," as well as all other sections in this prospectus and any information incorporated in this prospectus by reference. Factors that could cause actual results to differ materially from our management's expectations include, but are not limited to:

    the effect of any interruption in our supply of natural gas or a substantial increase in the price of natural gas, our ability to successfully negotiate new supply agreements for natural gas as they expire, on terms favorable to us, or at all, the effect on our operations of weather conditions and conservation efforts by our customers, the effect on our operations of any actions by the New York Public Service Commission, the effect of any litigation, including litigation by shareholders and former executive officers, the effect on our operations of unexpected changes in any other applicable legal or regulatory requirements, the amount of natural gas produced and directed through our pipeline by producers, our ability to obtain additional equity or debt financing to fund our capital expenditure plans and for general corporate purposes, our successful completion of various capital projects and the use of pipelines, compressor stations and storage by customers and counterparties at levels consistent with our expectations, our ability to effectively implement cost savings measures, including avoidance of costly litigation, our ability to retain the services of our senior executives and other key employees, our vulnerability to adverse general economic and industry conditions on our major customers and customers generally, the effect of any leaks in our transportation and delivery pipelines, and competition for gas supply and transportation from other sources and pipelines.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events.

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Page 1.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the "Risk Factors" section beginning at page 10. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC as described under "Where You Can Find More Information" at page 30.

We use the terms "we," "us," "our," "the Company" and "Corning" in this prospectus to refer to Corning Natural Gas Corporation.

Our Company Overview

We are a public utility company headquartered in Corning, New York incorporated in 1904. Our primary business is a regulated natural gas distribution business with operations in New York.

We purchase, transport, distribute and sell natural gas to approximately 15,000 customers in the Corning, Hammondsport and Virgil, New York areas. We have over 400 miles of gas distribution and transmission pipelines in our service areas with a population of approximately 50,000. Our customer base includes residential, commercial, industrial and municipal customers in the Corning and Virgil, New York areas and gas utilities that serve the Bath and Elmira, New York areas.

At May 31, 2012 we provided service to approximately 11,300 residential customers, 840 small and large commercial customers and 2,600 aggregation customers. Our largest customers are Corning Incorporated, New York State Electric & Gas Corporation, and Bath Electric, Gas & Water Systems.

Our natural gas supply comes from third-party providers and from natural gas held in storage. We have entered into supply arrangements for natural gas through March31, 2013, and thereafter. We have contracted for storage capacity of approximately 736,000 decatherms, or Dth.

Our business is highly seasonal because a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes both a weather normalization clause and a revenue decoupling mechanism that are designed to mitigate the effect of departures from normal temperatures on both our earnings and cost to our customers.

Our utility operations are subject to regulation by the New York Public Service Commission, or the New York Public Service Commission ("NYPSC"), as to rates, service area, adequacy of service and safety standards.

Recent Industry Trends

Since 2000 domestic energy markets have experienced significant price volatility. Rising natural gas prices early in the decade and new gas production technology resulted in a surge in supply-related investment that has increased domestic production, causing an increase in the supply of natural gas. Increasing supplies and price induced conservation have favorably impacted natural gas prices. Given the current environment, we expect that natural gas will maintain a favorable competitive position compared to other fossil fuels. Given natural gas' clean burning attributes, we believe environmental regulations may enhance this competitive outlook.

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Page 2.

Our Operating and Growth Strategy

We intend to enhance shareholder value through revenue growth and reduction of our operating costs. As a gas utility, our earnings are primarily determined by a rate of return set by the NYPSC on the investments in our facilities and equipment (i.e., our rate base) to ensure service to our customers. Over the next several years, we intend to continue making significant capital investments to ensure the safety and reliability of our gas network. Based on these capital investments, we anticipate that we will increase our rate base. In addition, we have identified growth opportunities that we believe will contribute to our revenues, earnings and rate base, including growth in our existing service territory, expansion into new areas and increased connections with local production sources. We are also investing in two new 50%-owned subsidiaries, Leatherstocking Gas and Leatherstocking Pipeline, which continues to secure new gas franchises in New York and Pennsylvania.

Experienced Management Team

Our executive management team and board of directors have over 130 years of collective experience in the utility industry.

Our principal executive offices are located at 330 West William Street, Corning, New York 14830, and our telephone number is 607-936-3755. Our web site is www.corninggas.com. The information available on our web site is not part of this prospectus or any other reports filed by us with the SEC.

The rights offering

We are distributing subscription rights to holders of our common stock, at no charge, at the rate of one right for each eight (8) shares of common stock owned as of the record date for this offering, July2, 2012. We are not distributing fractional rights (and will round fractions down). There is no minimum amount of proceeds required to complete the rights offering.

Basic subscription privilege

Each right entitles you to purchase one share of our common stock at the subscription price of $15.75 per share purchased.

Over-subscription privilege

If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional shares of common stock at $15.75 per share. If there are not enough shares to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares pro rata among the over-subscribing rights holders.

Expiration date and Extensions

5:00 p.m. New York City time, September 21, 2012, unless otherwise extended by us to a later date. We may, in our sole discretion, extend the time for exercising the subscription rights. If we extend the time for exercising the subscription rights, we will not extend such time more than 30 days past the original expiration date.

Procedure for exercising rights

You may exercise your basic subscription privilege and your over-subscription privilege by properly completing the rights certificate and forwarding it to the subscription agent with payment of the subscription price, including payment for all the shares you wish to purchase with both the basic subscription privilege and the over-subscription privilege. The subscription agent must actually receive the rights certificate and payment at or prior to the expiration of the rights offering, and any personal checks must be for good funds and clear the banking system by the expiration date. If you send rights certificates by mail, you are urged to use insured, registered mail.

Page 3.

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Subscription agent

Registrar and Transfer Company, telephone number 1-800-368-5948, 10 Commerce Drive, Attn. Reorg/Exchange Department, Cranford, NJ 07016.

Use of proceeds

We will use the proceeds of this rights offering and cash flows from our existing operations for general business purposes, including capital expenditures, including replacement of distribution mains and customer service lines and fees and expenses related to this rights offering. We are negotiating with institutional lenders to obtain debt financing to supplement the proceeds of this offering. The debt financing is expected to be up the amount of the net equity raised in this offering. The rights offering does not have a minimum amount of proceeds.

Risk factors

Exercise of your subscription rights and purchase of shares of common stock involve risks common to other investments in equity securities as well as other risks particular to the Company. You should carefully read the section entitled "Risk Factors" beginning at page10 before you sell or exercise your rights.

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Page 4.

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FREQUENTLY ASKED QUESTIONS ABOUT THE RIGHTS OFFERING

Q. What is the rights offering?

A. The rights offering is a distribution to holders of our common stock, at no charge, of transferable subscription rights. We are distributing one right for each eight shares of common stock owned as of 5:00p.m. New York City time on July 2, 2012, the record date, for a total of subscription rights to acquire up to 260,000 shares of common stock (the exact number of shares issuable upon exercise of all outstanding rights may vary due to rounding). We will not distribute fractional rights or issue fractional shares. Each right is evidenced by a rights certificate.

Q. What is a subscription right?

A. Each full subscription right is a right to purchase on or before the expiration date, one share of our common stock at an exercise price of $15.75 per share. Each subscription right carries with it a basic subscription privilege and an over-subscription privilege.

Q. What is the basic subscription privilege?

A. The basic subscription privilege of each right entitles you to purchase one share of our common stock at the subscription price of $15.75 per share purchased.

Q. What is the over-subscription privilege?

A. We expect that some of our shareholders will not exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing shareholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares of common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional shares of common stock at the same subscription price of $15.75 per share that applies to your basic subscription privilege. If the number of shares of common stock requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then each person exercising the over-subscription privilege will receive the total number of shares requested. If there are not enough shares of common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares pro rata among the over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of common stock that you and the other holders of subscription rights have subscribed for by exercising the over-subscription privileges. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Q. How long will my subscription right be valid?

A. You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on September 21, 2012, your subscription rights will expire. We may, in our discretion, extend the rights offering until some later time. If we extend the time for exercising the subscription rights, we will not extend such time more than 30 days past the original expiration date.

Q. Why is Corning engaging in a rights offering?

A. The purpose of the rights offering is to raise funds for general business purposes, including to finance capital expenditures, including replacement of distribution mains and customer service lines, and to pay expenses and fees related to this rights offering. See "Use of Proceeds" at page 16. There is no minimum amount of proceeds required to complete the rights offering.

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Page 5.

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Q. How was the subscription price for the shares of common stock established?

A. Our board of directors determined the subscription price for the shares of common stock based on the information available to the board regarding our capital and other cash needs, the lack of an active trading market for our common stock, comparable market to book and price to earnings ratios for small gas utilities and other information. Our board of directors considered a number of factors in establishing the subscription price, including the historic and current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing and expense of alternative and similar transactions, the liquidity of our common stock and the level of risk to our investors. Our board of directors makes no recommendation to you about whether you should exercise any of your subscription rights.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, the trading price of our common stock may be below the subscription price even at the closing of this rights offering.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price of the offering. The last reported sale price of our common stock on the OTC Bulletin Board(r) on June 21, 2012, was $16.50 per share, which may reflect inter-dealer prices without retail mark-up or mark-down or commission and may not necessarily represent actual transactions. You should not consider the subscription price to be an indication of our value or any assurance of future value.

Q. How do I exercise my subscription rights?

A. You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering - Guaranteed Delivery Procedures" at page 22. If you wish to exercise your over-subscription privilege, you must pay in full for: (1) the number of shares of common stock you purchase with your basic subscription privilege, and (2) the number of shares you wish to purchase with your over-subscription privilege. You may pay the subscription price by personal check or wire transfer. See "The Rights Offering - Method of Payment" at page 20. In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date. An uncertified personal check may take five business days or more to clear. Accordingly, if you pay the subscription price by personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before the expiration date.

Q. What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A. If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

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Q. What if the market price per share of the common stock is less than the subscription price per share when I am deciding to exercise my subscription rights?

A. Consult your broker regarding the alternatives available to you. Depending on the market price of our common stock and the brokerage and other transaction costs, it may be more cost effective for you to purchase shares of our common stock over-the-counter rather than exercise your subscription rights.

Q. Will I be charged a sales commission or a fee by Corning if I exercise my subscription rights?

A. No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale.

Q. What is the board of directors' recommendation regarding the rights offering?

A. Our board of directors is not making any recommendation as to whether you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information in this prospectus, including the "Risk Factors" beginning at page 10.

Q. Is exercising my subscription rights risky?

A. Yes. The exercise of your rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning at page 10, before deciding to exercise or sell your subscription rights.

Q. May I transfer or sell my subscription rights if I do not want to purchase any shares of common stock?

A. Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the actual subscription rights certificates until 5:00 p.m., New York City time, on September 18, 2012, three business days prior to the expiration date. You must deal directly with persons to whom you wish to transfer any subscription rights. We will not take any steps to facilitate trading and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See "The Rights Offering - Methods for Transferring and Selling Subscription Rights" at page 24.

Q. How may I sell my rights?

A. You may sell your subscription rights by contacting your broker or the institution through which you hold your shares of common stock.

Q. Am I required to subscribe in the rights offering?

A. No.

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Q. What happens if I choose not to exercise my subscription rights?

A. If you do not exercise your subscription rights, the rights offering will not affect the number of shares of common stock you now own. However, if you choose not to exercise your subscription rights and other shareholders do, the percentage of our common stock that you own after the offering will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their basic and over-subscription rights. Rights not exercised prior to the expiration of the rights offering will automatically expire.

Q. Are there limitations on exercising my subscription rights?

A. Under amendments to Section 70 of the NY Public Service Law enacted in 2009, certain holders of more than 10% of our common stock, including individuals and specified entities in addition to corporations, require the consent of the NYPSC to acquire additional voting securities of a gas company like the Company. At the request of the Company, the NYPSC issued an order on May 17, 2012 (Case No. 12-G-0049) providing that current or future shareholders owning more than a 10% ownership in the Company may purchase additional shares in an offering consistent with maintaining the proportional ownership interests in existence at the time of the offering without further NYPSC consent. Under this order, current holders of 10% or more of our common stock may subscribe in this offering (and participate in the over-subscription privilege) without further consent of the NYPSC. Please note that the NYPSC order does not affect reporting requirements applicable to holders of 5% or more, and the reporting and other requirements applicable to holders of 10% or more, of the Company's common stock under the federal securities laws, which continue to be required of such holders.

Q. How many shares will be outstanding after the rights offering?

A. Assuming that the rights offering is fully subscribed, approximately 2,218,683 shares of our common stock will be outstanding. The number of shares of our common stock outstanding is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options and the dividend reinvestment program. We cannot predict how many of the subscription rights will actually be exercised.

Q. What happens if the rights offering is not fully subscribed after giving effect to the over-subscription privilege?

A. Any rights not exercised after giving effect to the over-subscription privilege will expire. If a significant number of the rights expire unexercised for any reason, we will have less money to undertake expansion and other projects. See "Use of Proceeds" and "Risk Factors - The rights offering does not have a minimum amount of proceeds."

Q. After I exercise my rights, can I change my mind and cancel my purchase?

A. No. Once you send in your rights certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $15.75 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a price of $15.75 per share. See "The Rights Offering - No Revocation" at page 24.

Q. What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

A. A holder of our common stock will not recognize income or loss for United States federal income tax purposes upon receipt or exercise of subscription rights in the rights offering. However, you should consult with your own financial or tax advisor. See "Summary of United States Federal Income Tax Consequences," beginning at page 27.

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Q. When will I receive my new shares?

A. If you purchase shares of our common stock through this rights offering, you will receive certificates representing the shares as soon as practicable after the expiration of the rights offering and after all pro-rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering - Guaranteed Delivery Procedures" at page22. Subject to applicable state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with applicable state securities laws.

Q. Will the new shares initially trade over-the-counter and be treated like other shares?

A. Yes. Our common stock is traded over-the-counter and sales are reported on the OTC Bulletin Board(r) under the symbol "CNIG." On June 21, 2012, the last reported sales price of our common stock was $16.50 per share. You should note that prices quoted on the OTC Bulletin Board(r), which may reflect inter-dealer prices without retail mark-up or mark-down or commission and may not necessarily represent actual transactions.

Q. Will Corning complete the rights offering if shareholders do not subscribe for a minimum number of shares of common stock?

A. We will complete this offering even if we do not receive subscriptions for any specific number of shares of our common stock. We are not obligated, prior to the completion of the rights offering, to inform you how many shares have been subscribed for, and we do not expect to announce publicly the results of the rights offering until after its completion.

Q. Are there any conditions to the rights offering?

A. We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering if there is any investigation, claim, litigation, petition, judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. In addition, this offering is contingent upon various regulatory notices, petitions or approvals. We may waive this and choose to proceed with this rights offering even if these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Q. Can Corning cancel this rights offering?

A. Yes. We may cancel this rights offering, in whole or in part, in our sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, any money received from subscribing shareholders will be refunded promptly, without interest or deduction. The completion of this offering is contingent on various regulatory notices or approvals.

Q. If the rights offering is not completed, will my subscription payment be refunded to me?

A. Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest or deduction, all subscription payments.

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Q. What should I do if I have other questions?

A. If you have questions or need assistance, please contact Registrar and Transfer Company, the subscription agent, at 1-800-368-5948. For a more complete description of the rights offering, see "The Rights Offering," beginning at page17.

RISK FACTORS

An investment in our common stock through exercise of any subscription rights involves significant risk. You should consider carefully, in addition to the other information contained in this prospectus, in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and our other reports filed with the Securities and Exchange Commission, the following risk factors before making any decision.

Risks Related to Corning

Our cash flows from operations will not be sufficient to fund our extraordinary capital expenditures.

We do not generate sufficient cash flows from operations to meet all of our cash needs. As part of our 2012 rate order set by the New York Public Service Commission ("NYPSC"), we are required to make substantial capital expenditures to upgrade our distribution system. We also continue to have debt retirement obligations of approximately $1.5 million per year with a balloon payment on our M&T Bank debt of approximately $4.1 million due in October2013.

If an insufficient number of the subscription rights offered pursuant to this offering are exercised, we may not have sufficient funds to meet our cash needs and our inability to do so would have a material adverse effect on our business and results of operations.

We may require additional financing.

In order to fund our extraordinary capital expenditures, even if the subscription rights offered hereby are fully exercised, we may need to obtain additional equity or debt financing. We do not currently have commitments from institutional lenders to obtain debt financing to supplement the proceeds of this offering for 2012. We are in the process of negotiating such financing and securing commitments and would look to negotiate ongoing commitments for 2013 and 2014. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of debt would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Additional financing may have unacceptable terms or may not be available at all; there is no guarantee we will be able to obtain debt financing. If we cannot raise additional capital on acceptable terms, we may not be able to finance the expansion and upgrading of our distribution system, and we may also be restricted in implementing our growth plans.

Our operations could be adversely affected by fluctuations in the price of natural gas.

Prices for natural gas are subject to volatile fluctuations in response to changes in supply and other market conditions. While these costs are usually passed on to customers pursuant to natural gas adjustment clauses and therefore do not pose a direct risk to earnings, we are unable to predict what effect a sharp increase in natural gas prices may have on our customers' energy consumption or ability to pay. Higher prices to customers can lead to higher bad debt expense and customer conservation. Higher prices may also have an adverse effect on our cash flow as typically we are required to pay for our natural gas prior to receiving payments for the natural gas from our customers.

Operational issues beyond our control could have an adverse effect on our business.

Our ability to provide natural gas and to fully utilize our pipelines and storage capacities depends both on our own operations and facilities and that of third parties, including local and nearby gas producers and natural gas pipeline operators from whom we receive our natural gas supply. Reductions in production or decisions by gas producers to reduce the flow of gas through our pipelines, or the loss of use or destruction of our facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Although we carry property insurance to protect our assets and have regulatory agreements that provide for the recovery of losses for certain uncontrollable incidents, our losses may not be fully recoverable through insurance or customer rates. We have limited protection against changes in the flow of gas through our pipelines by gas producers.

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Significantly warmer than normal weather conditions may affect the sale of natural gas and adversely impact our financial position and the results of our operations.

The demand for natural gas is directly affected by weather conditions in the Northeast. Significantly warmer than normal weather conditions in our service areas could greatly reduce our earnings and cash flows as a result of lower gas sales levels. Although we mitigate the risk of warmer winter weather through the weather normalization and revenue decoupling clauses in our tariffs, we may not always be able to fully recover all lost revenues.

There are inherent risks associated with storing and transporting natural gas, which could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas distribution activities, such as leaks, accidental explosions and mechanical problems that could cause substantial financial losses. These risks could, if they occur, result in the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to us. The location of our pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties against us. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our financial position and results of operations.

Changes in regional economic conditions could reduce the demand for natural gas.

Our business follows the economic cycle of the customers in our service regions: Corning, Bath, Virgil, and Hammondsport, New York. A falling, slow or sluggish economy that would reduce the demand for natural gas in the areas in which we are doing business by forcing temporary plant shutdowns, closing operations or slow economic growth would reduce our earnings potential.

Many of our commercial and industrial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production.

During any economic slowdown there is typically an increase in individual and corporate customer bankruptcies. An increase in customer bankruptcies would increase our bad debt expenses and reduce our earnings cash flows.

Our earnings may decrease in the event of adverse regulatory actions.

Our operations are subject to the jurisdiction of the NYPSC. The NYPSC approves the rates that we may charge to our customers. If we are required in a rate proceeding to reduce the rates we charge our customers, or if we are unable to obtain approval for rate relief from the NYPSC, particularly when necessary to cover increased costs, including costs that may be incurred in connection with mandated infrastructure improvements, our earnings may decrease.

A major customer has complained to the NYPSC that we owe it a refund for overbilling.

In written testimony filed with the NYPSC on July 11, 2011, a major customer claimed that, due to a meter error, we overbilled it over several years and owe a refund of approximately $345,800. We have contested that claim, but if the NYPSC rules against us, we may have to refund all or a portion of that amount.

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Default by a major customer on its gas bill could adversely affect our earnings.

A large commercial customer's account payable to us is in arrears. While we have a reserve for bad debts, a default by this, or another, major customer could adversely affect our earnings.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees. Although we have entered into an employment agreement with Michael I. German, our president and chief executive officer, Mr. German, and other significant employees who have not entered into employment agreements, may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business.

Concentration of share ownership among our largest shareholders may prevent other shareholders from influencing significant corporate decisions.

Our five largest shareholders own approximately two-thirds of the Company. This concentration of ownership could be disadvantageous to other shareholders with differing interests from these shareholders.

The Company's profitability may be adversely affected by increased competition.

We are in a geographical area with a number of interstate pipelines and local production sources. If a major customer decided to connect directly to either an interstate pipeline or a local producer, our earnings and revenues would decrease.

Our profitability and cash flow may be negatively impacted by offers to acquire the Company.

Offers made to acquire the Company would divert management attention and could be costly to respond to. For example, an unsolicited tender offer for the Company's common stock could negatively affect our relationship with our institutional lenders as well as our relations with the NYPSC and other agencies.

We may be constrained by the NYPSC on how we fund and staff our Leatherstocking Joint Ventures.

The current NYPSC financing order limits funds raised in new debt and equity offerings to be used in our regulated New York franchises. Corning filed a petition with the NYPSC on March 26, 2012 to form a holding company. We cannot predict when the petition will be acted upon or whether there will be restrictions in the use of funds or personnel in unregulated subsidiaries included in the final NYPSC order. If restrictions are included, they could limit the growth of our Leatherstocking Pipeline Company LLC and Leatherstocking Gas Company LLC joint ventures (which we refer to as our Leatherstocking Joint Ventures). If the NYPSC does not act upon or denies the petition, there would be limited resources to fund our Leatherstocking Joint Ventures.

In the NYPSC's April 20, 2012 order in Corning's rate case, Corning and other parties were required to collaborate on proposed rules governing relations among Corning and its affiliates, including our Leatherstocking Joint Ventures. The parties were unable to reach complete agreement on a set of standards, and Corning and the Staff of the Department of Public Service made filings reflecting their respective positions. If the restrictive position on use of Corning employees by affiliates, such as our Leatherstocking Joint Ventures, is adopted by the NYPSC, Corning would be restricted in its ability to "lend" employees to our Leatherstocking Joint Ventures even on a fully loaded cost basis, which could limit the growth of our Leatherstocking Joint Ventures.

Our Leatherstocking Joint Ventures May Be a Financial Burden

A new gas utility such as our Leatherstocking Gas Company has a start-up period when it requires significant cash for capital projects when it does not generate earnings. Our Leatherstocking Pipeline Company requires capital for laying pipeline. We have agreed to contribute to the capital and operating requirements of both Leatherstocking Gas Company and Leatherstocking Pipeline Company proportionately to our holdings, currently 50%. The contributions required reduce our cash available for other uses, including working capital, capital expenditures, debt repayment and dividends.

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Risks Related to the Rights Offering

The subscription price determined for this offering is not an indication of our determination of the value of our common stock or of the Company as a whole.

The subscription price was set by our board of directors at $15.75 per share of common stock. Our board of directors considered a number of factors in establishing the subscription price, including the historic and current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, financial parameters for similar companies, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, the trading price of our common stock may be below the subscription price even at the closing of the rights offering. On June 21, 2012, the last reported sales price for our common stock on the OTC Bulletin Board(r) was $16.50 per share, which may reflect inter-dealer prices without retail mark-up or mark-down or commission and may not necessarily represent actual transactions. You should not consider the subscription price to be an indication of our value or any assurance of future value.

Once you exercise your subscription rights, you may not revoke the exercise even if you no longer desire to invest in us, and you could be committed to buying shares above the current market price, even if we decide to extend the expiration date of the subscription period.

Even if circumstances arise after you have exercised your subscription rights that eliminate your interest in purchasing shares of our common stock, including a decline in the public trading market price of our common stock before the subscription rights expire, you will be required to purchase the shares for which you subscribed.

We may, in our discretion, extend the expiration date of the subscription period. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price - including during any potential extension of time - you may suffer a loss on your investment upon the exercise of rights to acquire the shares. If we extend the time for exercising the subscription rights, we will not extend such time more than 30 days past the original expiration date.

You may have to wait to resell the shares you purchase in the rights offering.

Until certificates are delivered, you may not be able to sell the shares of common stock that you have purchased in the rights offering. This means that you may have to wait until you (or your broker or other nominee) have received stock certificates. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of the offering. However, we cannot assure you that the market price of our common stock purchased pursuant to the exercise of rights will not decline below the subscription price before we are able to deliver your certificates. For shares purchased pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after all prorations and adjustments contemplated by the terms of the offering have been effected.

If you pay the subscription price by personal check, your check may not clear in sufficient time to enable you to purchase common stock in this rights offering.

Any personal check used to pay for shares of common stock to be issued in this rights offering must clear prior to the expiration date of the offering, and the clearing process may require five or more business days. If you exercise your subscription rights, in whole or in part, and choose to pay by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights, you will not receive the shares you attempted to purchase, and you will lose the value of your subscription rights.

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You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering, or if you exercise your oversubscription privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

The rights offering does not have a minimum amount of proceeds. No shareholder is required to exercise their subscription rights or over-subscription privilege, so fewer than all of the subscription rights may be exercised and we may need more capital to finance our planned capital expenditures.

There can be no assurance that any shareholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete the rights offering. If you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to require additional capital to meet the capital needs discussed under the heading "Use of Proceeds" at page16.

ABOUT CORNING NATURAL GAS CORPORATION

Overview

We are a public utility company headquartered in Corning, New York incorporated in 1904. Our primary business is a regulated natural gas distribution business with operations in New York. Through our 50% interest in Leatherstocking Gas we are attempting to build a gas distribution network in Pennsylvania and in Upstate New York.

We purchase, transport, distribute and sell natural gas to approximately 15,000 customers in the Corning, Hammondsport and Virgil, New York areas. We have over 400 miles of gas distribution and transmission pipelines in our service areas with a population of approximately 50,000. Our customer base includes residential, commercial, industrial and municipal customers in the Southern Tier area of New York and gas utilities that service the Bath area and Elmira, New York.

At May 31, 2012 we provided service to approximately 11,300 residential customers, 840 small and large commercial customers and 2,600 aggregation customers. Our largest customers are Corning Incorporated, New York State Electric & Gas Corporation, and Bath Electric, Gas & Water Systems.

Our natural gas supply comes from third-party providers and from natural gas held in storage. We have entered into an asset management agreement for our natural gas supply with ConocoPhillips through March31, 2013.

Our business is seasonal because a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes weather normalization and revenue decoupling clauses, which are designed to mitigate the effect of departures from normal temperatures on both our earnings and cost to our customers.

Our utility operations are subject to regulation by the New York Public Service Commission, or the NYPSC, as to rates, service area, adequacy of service and safety standards.

Recent Industry Trends

Since 2000, domestic energy markets have experienced significant price volatility. Natural gas markets have been particularly volatile, principally due to weather and changes in supply availability. Rising natural gas prices and the development of new technologies (specifically hydraulic fracturing) have resulted in a surge in supply-related investment that has increased domestic production. Increasing supplies and price induced conservation have favorably impacted natural gas prices. Given the current environment, we expect that natural gas will maintain a favorable competitive position compared to other fossil fuels. Given natural gas's clean burning attributes, we believe environmental regulations may enhance this competitive outlook.

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Our Operating and Growth Strategy

We intend to enhance shareholder value through revenue growth and reduction of our operating costs. As a gas utility, our earnings are primarily determined by a rate of return set by the NYPSC on the investments in our facilities and equipment (i.e., both rate increases and increased load) to ensure service to our customers. Over the next several years, we intend to make significant capital investments to ensure the safety and reliability of our gas network. Based on these capital investments, we anticipate that we will increase our rate base. In addition, we have identified growth opportunities that we believe will contribute to our revenues, earnings and rate base, including growth in our existing service territory and expansion into new areas. We have also identified and are developing opportunities for increased connections with local and nearby production sources. We have obtained required tariffs from the Federal Energy Regulatory Commission (FERC) to transport gas from the gas producers exploiting the Marcellus shale reserves in northern Pennsylvania. The Company has entered into agreements with a producer for transport of gas in the Company's existing pipelines from Pennsylvania to its system in New York. The completion of our compressor station and certain pipeline upgrades have allowed us to transport additional quantities of Marcellus shale gas into an interstate pipeline. In addition, we have formed a joint venture, Leatherstocking Gas, to build new distribution systems in the Southern Tier of New York and the Northern Tier of Pennsylvania.

Experienced Management Team

Our executive management team and board of directors have over 130 years of collective experience in the utility industry.

Our principal executive offices are located at 330 West William Street, Corning, New York 14830, and our telephone number is 607-936-3755. Our web site is www.corninggas.com. The information available on our web site is not part of this prospectus or any other reports filed by us with the SEC.

Recent Developments

Investment in Leatherstocking Joint Ventures

The Company has formed two new subsidiaries: Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company, LLC. These subsidiaries were created for the purpose of providing natural gas service to communities in New York and Pennsylvania that were previously too remote from gas supply to be served. The subsidiaries are 50/50 joint ventures between the Company and Mirabito Regulated Industries ("MRI"). Mirabito Holding Incorporated ("MHI"), a sister company of MRI, holds approximately 8% of our outstanding common stock and two members of our Board of Directors are owners and/or board members of MHI. Leatherstocking Gas Company has applied for approximately fifteen franchises in Pennsylvania and has been granted four franchises by towns and villages in New York State. Leatherstocking Pipeline will begin construction in Pennsylvania in 2012. Leatherstocking Gas Company with more significant franchise development in both Pennsylvania and New York in the 2013 to 2016 period.

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Rate Case

On April 20, 2012 the NYPSC issued a multi-year order in the Company's rate case (Case 11-G-0281). Under the rate increases authorized by the order, revenue will increase $944,310 in the first year (beginning May 1, 2012); $899,674 in year two; and $323, 591 in year three, for a cumulative revenue increase of $4,955,869 over the three year period. The order also provides us with the opportunity to earn $545,284 from local production before sharing, a 118% increase from the $250,000 allowed previously. The order also requires the Company to complete certain safety and reliability projects to enhance its existing infrastructure. We anticipate these projects will require in excess of $4,000,000 per year to complete.

Financing Order

On May 17, 2012, the NYPSC issued a final order on the Company's financing petition (Case 12-G-0049). The order authorized the Company to issue up to $9,000,000 of equity through December 31, 2016 and up to $9,000,000 of long-term debt, for an aggregate amount of $18,000,000. The proceeds from the authorized issuance may only be used to fund our regulated activities and not either of our Leatherstocking joint venture companies. The order also approved our request to allow current and future shareholders holding more than a 10% ownership in the Company under the financing petition to purchase additional shares, without further approval by the NYPSC, provided the additional shares are offered consistent with maintaining the proportional ownership interests in existence at the time of the offering. The approved purpose for the new financing is for the construction or improvement of facilities and improvement or maintenance of our service within New York State.

Petition to Form Holding Company

On March 26, 2012, we filed a petition with NYPSC for authority to form a holding company (Case 12-G-0141). The petition sought approval to establish a holding company structure under which one or more regulated companies and one or more unregulated companies, including our Leatherstocking joint ventures, may operate. The Company believes that a holding company structure would best facilitate both the management of its Leatherstocking joint ventures and future financing. The NYPSC has taken no action on the petition.

New Debt Currently Under Negotiation

In order to fund our extraordinary capital expenditures, the Company is currently in negotiations with two institutional lenders to obtain debt financing to supplement the proceeds of this offering for 2012. We will also look to negotiate ongoing commitments for 2013 and 2014. Financial institutions with whom we have been negotiating are also requiring, as a condition of their financing commitments, that we finance new capital projects with 50% long-term debt and 50% equity.

USE OF PROCEEDS

Although we have registered 260,000 shares of common stock for sale under this registration rights offering, as of June 20, 2012 we have outstanding 1,972,163 shares of common stock which, at a one-for-eight distribution rate would result in our issuing subscription rights to purchase 246,520 shares of common stock. If all of those shares were subscribed for prior to the expiration date, we will receive net proceeds (after offering expenses estimated at $50,000) of $3,882,690. If only 123,260 shares are purchased, we will receive net proceeds of $1,941,345. It is not possible to estimate the number of shares which will be purchased in this subscription rights offering. We intend to use the net proceeds for general corporate purposes, including the pipe line replacement and system reliability capital projects required under our NYPSC rate order. As described above, the required capital projects are expected to cost approximately $4,000,000 a year and we are seeking additional debt financing to supplement the proceeds of this offering. We expect that any new financing secured would require that each $1.00 of advances be matched by $1.00 of equity capital. If we are unable to secure sufficient proceeds of this offering and matching debt financing, we may need to seek alternate equity or debt financing.

DETERMINATION OF OFFERING PRICE

Our board of directors determined the subscription price for the shares of common stock based on the information available to the board regarding our capital and other cash needs, the lack of an active trading market our common stock and other matters. Our board of directors considered a number of factors in establishing the subscription price, including the historic and then current market price of our common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors. Our board of directors makes no recommendation to you about whether you should exercise any of your subscription rights.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets, or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, the trading price of our common stock may be below the subscription price even at the closing of this rights offering.

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We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price of the offering. On June 21, 2012, the last reported sales price for our common stock on the OTC Bulletin Board(r)was $16.50 per share. You should not consider the subscription price to be an indication of our value or any assurance of future value.

THE RIGHTS OFFERING

Background of the Rights Offering

In approving this rights offering, our board of directors carefully evaluated our need for additional capital and financial flexibility. The board also considered alternative capital raising methods that are available to us and analyzed, among other things, the costs and expenses associated with such methods. In conducting its analysis, the board also considered the effect on the ownership percentage of the current holders of our common stock caused by the rights offering, the pro-rata nature of a rights offering to our shareholders, the market price of our common stock, and general conditions of the securities markets.

After weighing the factors discussed above and the effect of the rights offering of generating approximately $3.9 million in gross proceeds (before expenses), assuming that all of the shares of common stock underlying the subscription rights are sold, as additional capital for us, we believe that the rights offering is the best alternative to raise capital and in the best interests of Corning and our shareholders. We believe that the rights offering will strengthen our financial condition through generating additional cash, reducing certain current outstanding debt, and increasing our shareholders' equity. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

We will distribute to each holder of record of our common stock on the record date, at no charge, one transferable subscription right for each eight shares of our common stock owned. The record date for this rights offering is 5:00 p.m., New York City time, on July 2, 2012. The exact number of subscription rights will vary, since we will round down to the nearest whole share any fractional amounts. The subscription rights will be evidenced by rights certificates. Each subscription right will allow you to purchase one share of our common stock at a subscription price of $15.75 per share. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock pursuant to your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of common stock are unavailable to fully satisfy the over-subscription privilege requests, the available shares will be sold pro rata among the holders of subscription rights who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading "- Instructions to Beneficial Owners" at page21.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on September 18, 2012, three business days prior to the expiration date.

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Expiration of the Rights Offering and Extensions

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on September 21, 2012, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of this rights offering as required by applicable law, and we may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. If we extend the time for exercising the subscription rights, we will not extend such time more than 30 days past the original expiration date.

If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $15.75 per share of common stock, before the expiration of the rights offering. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver certificates representing shares of common stock purchased with the basic subscription privilege as soon as practicable after this rights offering has expired.

Over-Subscription Privilege

In addition to your basic subscription privilege, you may also subscribe for additional share of common stock, upon delivery of the required documents and payment of the subscription price of $15.75 per share of common stock, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you must submit payment in full for the number of shares of common stock you purchase with your basic subscription privilege and the number of shares you wish to purchase with your over-subscription privilege.

The number of shares of common stock that will be available for sale pursuant to the over-subscription privilege will be equal to the number of shares for which holders have not exercised their basic subscription privileges:

    If the number of shares of common stock requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then each person exercising the over-subscription privilege will receive the total number of shares requested.
    If there are not enough shares of common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares pro rata among the over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of common stock that you and the other holders of subscription rights have subscribed for exercising the over-subscription privileges.

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You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to exercise fully your basic subscription privilege with respect to the subscription rights you own individually, and you do not have to subscribe for any shares of our common stock under the basic subscription privilege owned with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

If you exercise your over-subscription privilege and are allocated fewer than all of the shares of common stock for which you wish to subscribe, your excess payment for shares that are not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver certificates representing shares of common stock purchased with the over-subscription privilege as soon as practicable after this rights offering has expired and after all pro rata allocations and adjustments have been completed.

Conditions and Termination

We may terminate this rights offering, in whole or in part, if at any time before completion of the offering if there is any investigation, claim, litigation, petition, judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make the offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this offering. In addition, this offering is contingent upon effectiveness of the registration statement of which this prospectus forms a portion, various regulatory notices, petitions or approvals. We may waive this condition and choose to proceed with the offering even if these events occur. If we terminate the offering, in whole or in part, we will as promptly as practicable issue a press release notifying shareholders of the termination and all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Cancellation of the Rights Offering

Our board of directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason. Relevant factors in deciding to cancel the rights offering would include a change in the market price of our common stock, the level of participation by our shareholders and the aggregate subscriptions we receive, changes in our business and capital plans, and the availability of other sources of funding including our ability to obtain debt financing on terms we deem favorable. If we cancel this rights offering, we will as promptly as practicable issue a press release notifying shareholders of the cancellation and any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

Method of Subscription; Exercise of Rights

You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on September 21, 2012, the expiration date of this rights offering (or, if we elect to extend the expiration date by up to 30 days, such extended expiration date):

    your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation, and your full subscription price payment for each share of common stock subscribed for under your subscription privileges, including each share subscribed for under both your basic subscription privilege and your over-subscription privilege.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on the expiration date of this rights offering.

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Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment in cleared funds prior to the expiration of this rights offering.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock for which you are subscribing by personal check drawn upon a U.S. bank payable to the subscription agent or wire transfer of immediately available funds, to the subscription account maintained by the subscription rights agent at TD Bank, 6000 Atrium Way, Mt. Laurel, NJ 08054; ABA No. 031-201-360, Account Name: Registrar and Transfer Company, as Rights Offering Agent, Account No. xxx-xxx-xxx-5977.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

    clearance of any personal check, or
    receipt of collected funds in the subscription account designated above.

Clearance of Personal Checks

If you are paying by personal check, please note that personal checks may take at least five business days to clear. If you wish to pay the subscription price by personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date of the rights offering. If you elect to exercise your subscription rights, we urge you to consider using a wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration date.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below.

    By mail to: Registrar and Transfer Company, Attn. Reorg./Exchange Department, 10 Commerce Dr., Cranford, NJ 07016.
    By overnight delivery services to: Registrar and Transfer Company, Attn. Reorg./Exchange Department, 10 Commerce Dr., Cranford, NJ 07016.
    You may call the subscription agent at 1-800-368-5948.

Your delivery to another address or by any method other than as set forth above will not constitute valid delivery.

Errors in Exercise; Incorrect Subscription Payment Amount

If you do not indicate the number of subscription rights being exercised, if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, or if your aggregate subscription price payment is greater than the amount you owe for your subscription, the subscription agent will attempt to contact you to correct the discrepancy. However, if the subscription agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your basic subscription privilege. Neither we nor the subscription agent will be liable for failure to contact you.

Your Funds Will Be Held by the Subscription Agent Until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other holders of subscription rights until we issue shares of our common stock to you upon consummation of this rights offering.

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Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

    your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights, or you are an eligible institution.

Instructions to Nominee Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on July2, 2012, the record date for this rights offering, you should notify the respective beneficial owners of those shares of this rights offering as soon as possible to find out their intentions with respect to their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the form entitled "Beneficial Owner Election Form" we have provided to you for your distribution to beneficial owners. If the beneficial owners so instruct, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we are providing to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Instructions to Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we are asking your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact your nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. We recommend the same for overnight deliveries. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a wire transfer of funds.

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Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

The subscription agent will attempt to notify you of any defect or irregularity in connection with your submission of subscription rights certificates; however, neither we nor the subscription agent will be liable for failure to so notify you. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Regulatory Limitations

The exercise of your subscription rights may increase your ownership interest in our common stock. Pursuant to the regulations of the NYPSC, if you own more than 1% of our common stock, you may be disclosed in our reports filed with the NYPSC. If you own more than 5% of our common stock, you may be prohibited from engaging in certain transactions with us without the approval of the NYPSC. In addition, if you own more than 5% of our common stock, you are required to make certain filings with the SEC. If you own more than 10% of our common stock, you may require the consent of the NYPSC to acquire additional shares beyond this rights offering and be subject to certain trading restrictions by and required to make additional filings with the SEC. Finally, if you own more than 20% of our common stock, you are prohibited from engaging in certain transactions with us without the approval of our board of directors or shareholders pursuant to the New York Business Corporation Law, or the NYBCL.

We will not be required to issue to you shares of our common stock in this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares if, at the time this rights offering expires, you have not obtained the required clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedure:

    deliver to the subscription agent on or prior to the expiration date for this rights offering your subscription price payment in full for each share of our common stock you subscribed for under your subscription privileges in the manner set forth above in "- Method of Payment,"
    deliver to the subscription agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Corning Natural Gas Corporation Rights Certificates" distributed with your subscription rights certificates, and deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

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In your Notice of Guaranteed Delivery, you must state:

    your name,
    the number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any, and your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under "- Delivery of Subscription Materials and Payment" at page20 . Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile at (908) 497-2311. To confirm facsimile deliveries, you may call 1-800-368-5948. The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call 1-800-368-5848 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Corning Natural Gas Corporation Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above.

Subscription Agent; No Underwriter

We have appointed Registrar and Transfer Company to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with this rights offering. We have not engaged an underwriter in connection with this rights offering.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise, even if we extend the expiration date. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company, or DTC. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $15.75 per share of our common stock. For more information with respect to how the subscription price was determined, see "Frequently Asked Questions About the Rights Offering" at page5.

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Foreign and Other Shareholders

The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to the expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Methods for Transferring and Selling Subscription Rights

You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. However, we will not take any steps to facilitate trading, and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. There has been no prior public market for the subscription rights, and we do not expect a trading market for the subscription rights to develop or, if a market develops, that the market will remain available throughout the subscription period. The rights will not be registered under any state securities laws, so you may not be able to transfer the rights in some states unless an exemption to such laws applies. You should consult your own counsel if you intend to sell or transfer your subscription rights.

If you do not exercise or sell your subscription rights, you will lose any value inherent in the subscription rights. See "- General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights" at page25.

Transfer of Subscription Rights

You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register the portion of the subscription rights you wish to transfer in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing the transferred subscription rights). You may only transfer whole subscription rights exercisable with respect to whole shares of common stock and not fractions of a share of common stock. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

    receive and process your transfer instructions, and
    issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights

The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee, and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

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You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00p.m., New York City time, on September 18, 2012, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificates are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and, therefore, will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests and after considering all of the information in this prospectus, including the "Risk Factors" section of this prospectus beginning at page10. Neither we nor our board of directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell, any or all of, their rights.

Shares of Common Stock and Warrants Outstanding after the Rights Offering

As of June 20, 2012, there were 1,972,163 shares of our common stock outstanding. If all of the rights being issued are exercised, we will issue a total of 260,000 additional shares of common stock at an exercise price of $15.75 per share. Accordingly, assuming all of the shares of common stock offered in this rights offering are issued, there will be approximately 2,218,683 shares of our common stock outstanding. The number of shares of our common stock outstanding is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options, our dividend reinvestment plan or issuing shares for director compensation.

Interests of Officers and Directors in the Rights Offering

The officers and directors of Corning who hold shares of our common stock as of the record date will receive the same rights as other shareholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

The following description of our capital stock and provisions of our Restated Certificate of Incorporation (our "Charter") and our Second Amended and Restated By-laws (our "By-Laws") are summaries and are qualified by reference to our Charter and By-laws. For more detail about our Charter and By-laws you should refer to the Charter and By-laws, which have been filed as exhibits to other reports incorporated by reference into this prospectus.

General Background

Our authorized capital stock consists of 3.5 million shares of common stock, par value $5.00 per share, and 500,000 shares of preferred stock, par value $5.00 per share. As of June 20, 2012, there were 1,972,163 shares of common stock outstanding and no shares of preferred stock outstanding. Our Charter does not prohibit us from issuing non-voting equity securities nor does it contain any redemption or sinking fund provisions.

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Common Stock

All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of our common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our board of directors from legally available funds, property or stock and will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

The holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of our common stock do not have cumulative voting rights. Our common stock is not currently traded on any securities exchange. Shares of our common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board(r)under the symbol "CNIG."

Preferred Stock

Our board of directors is authorized, subject to certain limitations prescribed by law, to issue up to 500,000 shares of preferred stock in one or more classes or series and to fix the shares' designations, powers, preferences and relative participation, option or other special rights and qualifications, limitation or restrictions, including the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Also, the issuance of preferred stock with voting and conversion rights could materially and adversely affect the voting power of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of Corning. We have no current plans to issue any preferred stock.

Indemnification of Directors and Officers

The NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

Our Charter and By-laws provide that, to the fullest extent permitted by the NYBCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify Corning for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with the NYBCL.

In addition to the provisions of our Charter and By-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Michael I. German, our president and chief executive officer, which provides for us to indemnify Mr. German against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences of the rights offering to holders of our common stock. This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Nixon Peabody LLP. That opinion is based on facts described in this prospectus and on other factual assumptions, representations and determinations, including those of officers of the Company provided to counsel. This discussion addresses only the federal income tax consequences to holders of common stock that hold their shares as capital assets and does not address all of the income tax consequences that may be relevant to particular holders of shares of common stock in light of their individual circumstances. This discussion does not address the tax consequences to holders of common stock who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, broker-dealers, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, persons who hold their shares as a result of a constructive sale or as part of a conversion transaction or holders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to holders of common stock under any state, local or foreign tax laws or the alternative minimum tax provisions of the Internal Revenue Code.

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This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, that could result in United States federal income tax consequences different from those described below. Opinions of counsel are not binding on the Internal Revenue Service (the "IRS") or any court. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS as to the income tax consequences of the rights offering to holders of common stock. The IRS is not bound by the opinions of our counsel.

Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Tax Consequences of the Rights Offering

The following discussion summarizes the United States federal income tax consequences to a holder of our common stock upon the holder's initial receipt of the subscription rights and upon the subsequent exercise, expiration or sale of such rights.

Receipt of Subscription Rights; Tax Basis in the Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a "disproportionate distribution" within the meaning of Section 305 of the Code. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company's assets or earnings and profits.

We believe that the distribution of rights in the rights offering does not constitute an increase in the proportionate interest of some shareholders in Corning's assets or earnings and profits for the purpose of Section 305 of the Code because all of our shareholders will receive subscription rights in the rights offering based upon their respective ownership our common stock. Accordingly, we do not believe that the rights offering should constitute part of a "disproportionate distribution," pursuant to Section 305 of the Code. However, there can be no assurances that our application of Section 305 to the rights offering is accurate. In the unlikely event the IRS successfully asserts that your receipt of subscription rights is currently taxable pursuant to Section 305 of the Code, the discussion under the heading "Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution" below describes the tax consequences that will result from such a determination.

Assuming that the distribution is not currently taxable, a holder's tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

    If the total fair market value of the subscription rights being distributed in this offering represents 15% or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) between such stock and the subscription rights received by such holder. This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the sale price of our common stock on the OTC Bulletin Board(r)on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised, and the fact that the subscription rights are transferable.

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    If the total fair market value of the subscription rights being distributed in this offering is less than 15% of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless the holder elects to allocate part of the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) to the subscription rights. A holder makes such an election by attaching a statement to the holder's tax return for the year in which the subscription rights are received. This election, once made, will be irrevocable with respect to those rights. Any holder that makes such election should retain a copy of the election and of the tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise. If the basis of a holder's subscription rights is deemed to be zero because the fair market value of the subscription rights at the time of distribution is less than 15% of the fair market value of our common stock and because the holder does not make the election described above, the holder's basis in the shares of common stock with respect to which such rights are received will not change.

The holding period for the subscriptions rights received by a holder of common stock in this rights offering will include the holder's holding period for the common stock with respect to which the subscriptions rights were received.

Exercise of Subscription Rights

A holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering.

The tax basis of the common stock acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the holder's tax basis, if any, in the subscription rights (determined as described above). The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

A holder who allows the subscription rights to expire will not recognize any gain or loss, and no portion of the tax basis of the common stock owned by such holder with respect to which such subscription rights were received will be allocated to the unexercised subscription rights.

Sale of Subscription Rights

A holder that sells the subscription rights to another person will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder's tax basis in the subscription rights being sold (determined as described above). Such gain or loss will be a capital gain or loss if the subscription right is a capital asset in the hands of the seller.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is part of a disproportionate distribution, the distribution of subscription rights would be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine prior to the consummation of the rights offering the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning before January 1, 2013, are taxed under current law at the holder's capital gain tax rate (a maximum rate of 15%), provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

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If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

PLAN OF DISTRIBUTION

We intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock on July2, 2012, the record date for this offering, promptly following the effective date of the registration statement of which this prospectus forms a part. In the event that the offering is not fully subscribed, holders of rights who exercise all of their rights in the rights offering will have the opportunity to subscribe for unsubscribed rights pursuant to an oversubscription right. See "The Rights Offering" at page17. We have not agreed to enter into any standby or other arrangements to purchase or sell any rights or any shares of common stock except as otherwise disclosed in this prospectus. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $15,000. We estimate that our total expenses in connection with the rights offering will be approximately $50,000.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Nixon Peabody LLP.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by EFP Rotenberg, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as exerts in auditing and accounting.

OTHER INFORMATION WITH RESPECT TO THE COMPANY

Additional information regarding our business, properties, legal proceedings, equity compensation plans, changes in and disagreements with our accountants on accounting and financial disclosure, quantitative and qualitative disclosures about market risk, and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the SEC on December 28, 2011, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on December 29, 2011 and Amendment No. 2 on Form 10-K/A filed with the SEC on January 27, 2012, our Quarterly Report on Form 10-Q for the period ended December 31, 2011, filed with the SEC on February 14, 2012 as amended on Form 10-Q/A, filed with the SEC on February 14, 2012, and our Quarterly Report of Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 11, 2012.

Additional information regarding our directors and executive officers, executive compensation, certain corporate governance matters, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated in this prospectus by reference to our Annual Report on Form10-K for the fiscal year ended September 30, 2011, filed with the SEC on December 28, 2011, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on December 29, 2011 and Amendment No. 2 on Form 10-K/A filed with the SEC on January 27, 2012, and our definitive Proxy Statement dated March 16, 2012, and filed with the SEC on March 16, 2012.

MATERIAL CHANGES

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There have been no material changes in our affairs that have occurred since March 31, 2012, that have not been described in a Form 8-K filed under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other information regarding issuers, like us, that file electronically with the SEC. You can access this web site at www.sec.gov or through a link on our website at www.corninggas.com. Information contained on our website is not included in the disclosures made in this prospectus.

We have filed a registration statement on Form S-1 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of our registration statement and the exhibits to the registration statement are on file at the offices of the SEC and may be obtained without charge on the websites noted above or upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of the documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

We have elected to incorporate by reference into this prospectus some of the information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this prospectus, and any subsequent information that we file with the SEC will automatically update and supersede this information. Any information that we subsequently modify or supersede will not constitute a part of this prospectus, except as so modified or superseded. Specifically, we incorporate by reference the documents listed below:

    our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the SEC on December 28, 2011, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on December 29, 2011 and Amendment No. 2 on Form 10-K/A filed with the SEC on January 27, 2012;
    our definitive Proxy Statement dated March 16, 2012, and filed with the SEC on March 16, 2012, in connection with our Annual Meeting of Shareholders held on April 17, 2012;
    our Quarterly Report on Form 10-Q for the period ended December 31, 2011, filed with the SEC on February 14, 2012 as amended on Form 10-Q/A, filed with the SEC on February 14, 2012, and our Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 11, 2012; and
    our Current Reports on Form 8-K filed with the SEC on January 5, 2012; January 17, 2012; January 27, 2012; February 10, 2012 ; February 21, 2012; February 28, 2012; March 6, 2012; April 19, 2012; and April 24, 2012.

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We will provide, without cost, to each person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with it.

You may request a copy of the information that we have incorporated by reference, at no cost, by writing or telephoning us at the following address:

Corning Natural Gas

330 West William St.

Corning, New York 14830

Attn: Stanley G. Sleve

Telephone: (607) 936-3755

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

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Page 31.

Appendix A

[Form of Subscription Rights Certificate]

[Face]

Certificate No. No. of Rights

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY'S PROSPECTUS DATED [_____________, 2012] (THE "PROSPECTUS") AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM REGISTRAR AND TRANSFER COMPANY, THE SUBSCRIPTION AGENT.

CORNING NATURAL GAS CORPORATION

(Incorporated under the laws of the State of New York)

SUBSCRIPTION RIGHTS CERTIFICATE

Evidencing Subscription Rights, each to Purchase One Share of Common Stock of

Corning Natural Gas Corporation

Subscription Price: $15.75 per Share of Common Stock

THE SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 P.M.,

NEW YORK CITY TIME, ON SEPTEMBER 21, 2012, UNLESS EXTENDED BY THE COMPANY.

THIS CERTIFIES THAT the registered owner whose name is inscribed hereon is the owner of the number of subscription rights ("Rights") set forth on the face of this certificate. Each whole Right entitles the holder thereof, or its assigns, to subscribe for and purchase one share of common stock (the "Share"), with a par value of $5.00 per share, of Corning Natural Gas Corporation, a New York corporation (the "Company"), at a subscription price of $15.75 per Share (the "Basic Subscription Privilege"), pursuant to a rights offering (the "Rights Offering"), on the terms and subject to the conditions set forth in the Prospectus and the "Instructions as to the Use of Subscription Rights Certificates" accompanying this Subscription Rights Certificate. The Rights expire at 5:00 p.m. on September 21, 2012, unless extended. If the Company extends the time for exercising the Rights, it will not extend such time more than 30 days past the original expiration date. If any Shares available for purchase in the Rights Offering are not purchased by other holders of Rights pursuant to the exercise of their Basic Subscription Privilege (the "Excess Shares"), any Rights holder that exercises its Basic Subscription Privilege in full may subscribe for a number of Excess Shares pursuant to the terms and conditions of the Rights Offering, subject to proration, as described in the Prospectus (the "Over-Subscription Privilege"). The Rights represented by this Subscription Rights Certificate may be exercised by completing the Form of Election to Purchase on the reverse side hereof and by returning the full payment of the subscription price for each Share in accordance with the "Instructions as to the Use of Subscription Rights Certificates" that accompanies this Subscription Rights Certificate. The Rights evidenced by this Subscription Rights Certificate may also be transferred or sold by completing the Assignment Form on the reverse side hereof in accordance with the "Instructions as to the Use of Subscription Rights Certificates" that accompanies this Subscription Rights Certificate.

This Subscription Rights Certificate is transferable on the books of Corning Natural Gas Corporation in person or by duly authorized attorney upon surrender of this Subscription Rights Certificate properly endorsed. This Subscription Rights Certificate is not valid unless countersigned by the transfer agent and registered by the registrar.

WITNESS the facsimile signatures of two duly authorized officers of Corning Natural Gas Corporation.

CORNING NATURAL GAS CORPORATION COUNTERSIGNED AND REGISTERED:

REGISTRAR AND TRANSFER COMPANY

BY: ___________________________________ as TRANSFER AGENT AND REGISTRAR

[Name], [Title]

BY: ___________________________________ BY: ___________________________________

[Name], [Title] [Name], [Title]

DATED: _______, 2012

Page A1.

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[Form of Subscription Rights Certificate]

[Reverse]

CORNING NATURAL GAS CORPORATION

RIGHTS CUSIP: [____________]

This Rights Certificate must be received by the Subscription Agent, together with payment in full, by 5:00p.m., New York City time, on September 21, 2012, as the expiration date may be extended from time to time. Failure to submit this Rights Certificate to the Subscription Agent by that time or to comply with the guaranteed delivery procedures described in the Prospectus will result in a forfeiture of your Rights. Any subscription for shares of common stock of the Company in this rights offering is irrevocable.

Complete the Form of Election to Purchase or the Assignment Form, as applicable. Any improperly completed or unexecuted rights certificate for Shares may cause the Subscription Agent in its sole discretion to reject such rights certificate. If you have any questions, contact the Subscription Agent at 1-800-368-5948.

REGISTRAR AND TRANSFER COMPANY

Subscription Agent

By Mail, Hand or Overnight Courier

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Attn: Reorg./Exchange Department

Delivery other than in the manner or to the addresses listed above will not constitute valid delivery.

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ASSIGNMENT FORM

(To be executed by the registered holder if such holder desires to sell or transfer to designated transferee through bank or broker)

FOR VALUE RECEIVED, ______________ hereby sells, assigns, and transfers unto:

SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF

ASSIGNEE: _______________

Name: _______________

Address: _______________

the Rights evidenced hereby to purchase __________ shares of the common stock, par value $5.00 per share, of Corning Natural Gas Corporation (the "Company"), and does hereby irrevocably constitute and appoint Registrar and Transfer Company as transfer agent and registrar attorney to transfer those Rights on the books of the Company, with full power of substitution in the premises.

Dated: _______________, 2012

___________________________________________

____________________________________________

NOTICE: The signatures to this assignment must correspond to the names as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

Signatures Guaranteed:

By: ________________________

The signature(s) should be guaranteed by an eligible guarantor institution (bank, stock broker, savings and loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

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FORM OF ELECTION TO PURCHASE

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY. The registered holder of this Rights Certificate is entitled to exercise the Rights to purchase the number of shares of the common stock, par value $5.00 per share, of Corning Natural Gas Corporation (the "Shares") shown in the upper right hand corner of the Subscription Rights Certificate and may subscribe for additional Shares upon the terms and conditions specified in the Prospectus.

The undersigned hereby notifies the Subscription Agent of its irrevocable election to subscribe for Shares in the following amounts:

To subscribe for Shares pursuant to your Basic Subscription Privilege, please complete lines (a) and (c) and sign below. To subscribe for Shares pursuant to your Over-Subscription Privilege, please also complete line (b).

(a) EXERCISE OF BASIC SUBSCRIPTION PRIVILEGE:

I subscribe for ____________ (No. of Shares) x $15.75 (Subscription Price) = $_____________ (Payment)

(b) EXERCISE OF OVER-SUBSCRIPTION PRIVILEGE:

If you have exercised your Basic Subscription Privilege in full and wish to subscribe for additional Shares pursuant to your Over-Subscription Privilege:

I subscribe for ____________ (No. of Shares) x $15.75 (Subscription Price) = $_____________ (Payment)

(c) Total Amount of Payment Enclosed $_______________
METHOD OF PAYMENT (CHECK ONE):	-

DELIVERY TO DIFFERENT ADDRESS

If you wish for the Shares underlying your subscription right or a certificate representing unexercised subscription rights to be delivered to an address different from that shown on the face of this Subscription Rights Certificate, please enter the alternate address below.

___________________________________________

___________________________________________

___________________________________________

❑ Check drawn on a U.S. bank payable to "Registrar and Transfer Company as Subscription Rights Agent." Funds paid by a personal check may take at least five business days to clear.	-
❑ Wire transfer of immediately available funds directly to the account maintained by Registrar and Transfer Company, as Subscription Agent for purposes of accepting subscriptions in this Rights Offering at: TD Bank 6000 Atrium Way Mt. Laurel, NJ 08054 ABA #031-201-360 Account: Registrar and Transfer Company, as Rights Offering Agent for Various Holders A/C #xxx-xxx-5977 REF: Corning Natural Gas Corporation Subscription Rights offer	-

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this Rights Offering and I hereby irrevocably subscribe for the number of Shares indicated above on the terms and conditions specified in the Prospectus.

________________________________

Signature of subscriber

FOR INSTRUCTIONS ON THE USE OF CORNING NATURAL GAS CORPORATION SUBSCRIPTION RIGHTS CERTIFICATES, CONSULT REGISTRAR AND TRANSFER COMPANY, THE SUBSCRIPTION AGENT, AT 1-800-368-5948

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Page A4.

Appendix B

CORNING NATURAL GAS CORPORATION

INSTRUCTIONS AS TO THE USE OF SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK

OR BROKER AS TO ANY QUESTIONS

NOTICE: Initial Expiration Date September 21, 2012, 5:00 p.m. New York City time.

Rights not properly exercised by the Expiration Date will expire.

The following instructions relate to a rights offering (the "Rights Offering") by Corning Natural Gas Corporation, a New York corporation ("Corning"), to the holders of record (the "Recordholders") of its common stock, par value $5.00 per share (the "Common Stock"), as described in Corning's Prospectus, dated [__________, 2012] (the "Prospectus"). Recordholders of Common Stock at the close of business on July 2, 2012 (the "Record Date"), are receiving transferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock ("Shares"). An aggregate of up to 260,000 Shares are being offered by the Prospectus. Each Recordholder will receive one Right for each eight (8) shares of Common Stock owned of record as of the close of business on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on September 21, 2012, unless extended in the sole discretion of Corning (as it may be extended, the "Expiration Date"). If Corning extends the time for exercising the Rights, it will not extend such time more than 30 days past the original expiration date. After the Expiration Date, unexercised Rights will be null and void. Corning will not be obligated to honor any purported exercise of Rights received by Registrar and Transfer Company (the "Subscription Agent") after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Corning may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates").

Each Right allows the holder thereof to subscribe for one Share (the "Basic Subscription Privilege") at the cash price of $15.75 per Share (the "Subscription Price").

In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $15.75 per Share for Shares that are not purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Corning will allocate the remaining Excess Shares pro rata among those holders of Rights who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of Shares that each holder of Rights has purchased by exercising their Over-Subscription Privilege. The Subscription Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the Rights Offering. See "The Rights Offering - Subscription Privileges" in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise or transfer of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

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Your Subscription Rights Certificate or notice of guaranteed delivery, and subscription price payment, including final clearance of any checks, must be received by the Subscription Agent, on or before 5:00 p.m., New York City time, on the Expiration Date. Once a holder of Rights has exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked. Rights not exercised prior to the Expiration Date of the Rights Offering will expire without value.

1. Method of Subscription - Exercise of Rights.

To exercise your Rights, complete the Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing your Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, on or prior to 5:00p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Shares being subscribed for (a) by personal check drawn upon a U.S. bank or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at:

TD Bank

6000 Atrium Way, Mt. Laurel, NJ 08054

ABA #031-201-360

A/C #xxx-xxx-5977

(such account, the "Subscription Account"). Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, or (ii)receipt of collected funds in the Subscription Account designated above.

Wire transfers: Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Subscribers who elect to submit payment by wire transfer must notify the Subscription Agent prior to initiating the wire transfer via email at corningrights@rtco.com or facsimile at (908) 497-2311.

Checks: If paying by personal check, please reference your Subscription Rights Certificate number on your check. If paying by personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of wire transfer of funds.

The Subscription Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

By Mail/Hand Delivery/Overnight Courier

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Attn: Reorg./Exchange Department

Telephone Number for Confirmation: (800) 368-5948

Delivery to any address or by a method other than those set forth above does not constitute valid delivery. If you have any questions or require additional copies of relevant documents please contact the Subscription Agent.

By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form described in these instructions (the "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934 as amended (each, an "Eligible Institution"), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Subscription Rights Certificate or Subscription Rights Certificates held by you, the number of Shares being subscribed for pursuant to your Basic Subscription Privilege and the number of Shares, if any, being subscribed for pursuant to the Over-Subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Subscription Rights Certificate or Subscription Rights Certificates evidencing such Rights within three business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Subscription Rights Certificate or Subscription Rights Certificates evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No.: (908) 497-2311). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, set forth above.

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Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Corning, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege.

If you exercise less than all of the Rights evidenced by your Subscription Rights Certificate by so indicating in the Form of Election to Purchase on the reverse side of your Subscription Rights Certificate, the Subscription Agent, (i) if you so request, will either issue to you a new Subscription Rights Certificate evidencing the unexercised Rights or (ii) if you so indicate in the Assignment Form on the reverse side of your Subscription Rights Certificate, will transfer the unexercised Rights in accordance with your instructions. A new Subscription Rights Certificate will be issued to you or transferred according to your instructions upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Subscription Rights Certificate no later than 5:00p.m., New York City time, on September 18, 2012, the third business day prior to the initial Expiration Date. After such date no new Subscription Rights Certificates will be issued. Accordingly, after such date if you exercise less than all of your Rights, you will lose the power to exercise your remaining Rights. All deliveries of newly issued Subscription Rights Certificates will be at your own risk.

If you do not indicate the number of Subscription Rights being exercised, if you do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, or if your aggregate Subscription Price payment is greater than the amount you owe for your subscription, the Subscription Agent will attempt to contact you to correct the discrepancy. However, if the Subscription Agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your Basic Subscription Privilege. Neither the Subscription Agent nor the Company will be liable for failure to contact you.

2. Issuance of Shares of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary on the reverse side of your Subscription Rights Certificate under the heading "Delivery to a Different Address."

a. Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock underlying the Shares purchased pursuant to the Basic Subscription Privilege. See "The Rights Offering - Subscription Privileges - Basic Subscription Privilege" in the Prospectus.

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Page B3.

b. Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock underlying the Shares, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See "The Rights Offering - Subscription Privileges - Over-Subscription Privilege" in the Prospectus.

c. Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.

3. Sale or Transfer of Rights.

a. Sale of Rights through a Bank or Broker. To sell all Rights evidenced by a Subscription Rights Certificate through your bank or broker, sign the Assignment Form on the reverse side of your Subscription Rights Certificate leaving the rest of the form blank (your broker will add the buyer's name later). You must have your signature on the Assignment Form guaranteed by an Eligible Institution and deliver your Subscription Rights Certificate and the accompanying envelope to your bank or broker. Your Subscription Rights Certificate should be delivered to your bank or broker in ample time for it to be exercised. If the Assignment Form is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Subscription Rights Certificate as the absolute owner of all of the Rights evidenced by such Subscription Rights Certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary. Because your bank or broker cannot issue Subscription Rights Certificates, if you wish to sell fewer than all of the Rights evidenced by a Subscription Rights Certificate, either you or your bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold, or you or your bank or broker must first have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in Section 4 of these instructions. The Subscription Rights Certificates evidencing the number of Rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this Section 3(a).

b. Transfer of Rights to a Designated Transferee. To transfer all of your Rights to a transferee other than a bank or broker, you must complete the Assignment Form in its entirety, execute the Subscription Rights Certificate and have your signature guaranteed by an Eligible Institution. A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable Subscription Price (with respect to the exercise of both the Basic Subscription Privilege and the Over-Subscription Privilege) and complete separate instructions signed by the new holder, to the Subscription Agent in ample time to permit the Subscription Agent to take the desired action. Because only the Subscription Agent can issue Subscription Rights Certificates, if you wish to transfer fewer than all of the Rights evidenced by your Subscription Rights Certificate to a designated transferee, you must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions in Section 4 below. The Subscription Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this Section 3(b).

c. Transfer of Rights. Rights holders wishing to transfer a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for: (i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any; and (iii) the Rights evidenced by such new Subscription Rights Certificates to be exercised or sold by the recipients thereof. The Subscription Agent will facilitate transfers of Subscription Rights Certificates only until 5:00 p.m., New York City time, on September 18, 2012, the third business day before the initial Expiration Date.

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d. Liability. Neither Corning nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Rights Certificates are not received in time for exercise or sale prior to the Expiration Date. Subscription Rights Certificates not exercised by the Expiration Date will expire and have no value. Neither Corning nor the Subscription Agent shall have any liability with respect to an expired Subscription Rights Certificate.

e. Commissions, Fees, and Expenses. Corning will pay all fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities that they may incur in connection with the Rights Offering. All commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Corning or the Subscription Agent.

4. Division of Subscription Rights Certificate into Smaller Denominations.

To have a Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. The Subscription Agent will facilitate subdivisions of Subscription Rights Certificates only until 5:00 p.m., New York City time, on September 18, 2012, three business days prior to the initial Expiration Date. Your signature must be guaranteed by an Eligible Institution if any of the new Subscription Rights Certificates are to be issued in a name other than that in which the old Subscription Rights Certificate was issued. Subscription Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive the new Subscription Rights Certificates in time to enable the Rights holder to complete a sale or exercise by the Expiration Date. Neither Corning nor the Subscription Agent will be liable to either a transferor or transferee for any delays.

5. Execution.

a. Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b. Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c. Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment instructions.

6. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that you send your certificates and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a wire transfer of funds.

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7. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the "Book-Entry Transfer Facility"), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

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Page B6.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. The amounts are estimates.

Description	Amount	-
SEC registration fee	$469.29	-
Accounting fees and expenses*	1,500.00	-
Legal fees and expenses*	20,000.00	-
Printing fees and expenses*	15,000.00	-
Miscellaneous expenses*	13,030.71	-
Total expenses*	$50,000.00	-

* Estimated solely for purposes of this table

Item 14. Indemnification of Directors and Officers.

The NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

The NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, the NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person's commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

The NYBCL provides that the indemnification provisions contained in the NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation's certification of incorporation or by-laws, or, when authorized by the corporation's certificate of incorporation or by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. The NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of the NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

Our Charter and By-laws provide that, to the fullest extent permitted by the NYBCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify Corning for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with the NYBCL.

In addition to the provisions of our Charter and By-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Michael I. German, our president and chief executive officer, which provides for us to indemnify Mr. German against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

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Page II-1.

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Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

Except as otherwise indicated, the exhibits listed below are filed as part of this registration statement. References to exhibits or other filings under the caption "Location" indicate that that exhibit or other filing has been filed, that the indexed exhibit and the exhibit referred to are the same, and that the exhibit referred to is incorporated by reference.
Exhibit	-	-
Number	Exhibit	Location
3.1	The Company's Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated September 26, 2007
3.2	Second Amended and Restated By-Laws of the Company	Incorporated by reference to Annex D to the Company's Definitive Proxy Statement filed on April 24, 2007 with the SEC
4.1	The Company's Stock Plan	Incorporated by reference to Annex A to the Company's Definitive Proxy Statement filed on April 24, 2007 with the SEC
4.2	Form of Subscription Rights Certificate	Previously filed
4.3	Dividend Reinvestment Plan, dated May, 2009, and Amendment No. 1 thereto, adopted December14, 2009.	Previously filed
5.1	Opinion of Nixon Peabody LLP as to legality of the Securities being Registered	Filed herewith
8.1	Opinion of Nixon Peabody LLP as to certain tax matters	Filed herewith
10.1*	Employment Agreement dated November30, 2006 between Michael German and the Company	Incorporated by reference to Exhibit10.2 of the Company's Current Report on Form 8-K dated November30, 2006
10.2*	Amended and Restated Severance Agreement effective August18, 2006 between the Company and KennethJ. Robinson	Incorporated by reference to Exhibit10.18 of the Company's Current Report on Form 8-K dated August14, 2006
10.3	Credit Agreement made by the Company to Manufacturers and Traders Trust Company dated October 16, 2008	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated October 16, 2008
- Page II-2.
10.4	Replacement Term Note of the Company in favor of Manufacturers and Traders Trust Company dated October 16, 2008	Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated October 16, 2008
10.5	Demand Note made by the Company in favor of Manufacturers and Traders Trust Company dated October 27, 2008	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated October 27, 2008
10.6*	First Amendment to Employment Agreement between Michael I. German and the Company dated December 31, 2008	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 10-Q dated August 12, 2009
10.7*	Amended and Restated 2007 Stock Plan	Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 10-Q dated August 12, 2009
10.8	First Amendment to Note Agreements between the Company and Great West Life & Annuity Insurance Company dated December 1, 2009	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated January 6, 2010
10.9	Intercreditor and Collateral Agency Agreement among Manufacturers and Traders Trust Company, as collateral agent and bank lender, and Great West Life & Annuity Insurance Company dated December 1, 2009	incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated January 6, 2010
10.10	Amendment to Credit Agreement between the Company and Manufacturers and Traders Trust Company dated March 4, 2010	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated March 8, 2010
10.11	Replacement Term Note of the Company in favor of Manufacturers and Traders Trust Company dated March 4, 2010	Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated March 8, 2010
10.12	Term Loan Agreement between the Company and Community Bank, N.A. dated March 31, 2010	Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated May 7, 2010
10.13	Commercial Promissory Note between the Company and Community Bank, N.A. dated March 31, 2010	Incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K dated May 7, 2010
10.14	Commercial Security Agreement between the Company and Community Bank, N.A. dated March 31, 2010	Incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K dated May 7, 2010
- Page II-3.
10.15	Commercial Security Agreement between the Company and Community Bank, N.A. dated March 31, 2010	Incorporated by reference to Exhibit 10.5 of the Company's Current Report on Form 8-K dated May 7, 2010
10.16

Negotiated 311 Gas Transportation Agreement between the Company and Talisman Energy USA, Inc. dated May 13, 2010, with confidential portions redacted. Confidential information omitted and filed separately with the SEC

Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated May 21, 2010
10.17	Multiple Disbursement Term Note between the Company and Manufacturers and Traders Trust Company dated October 27, 2010	Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated October 27, 2010
10.18	General Security Agreement made by the Company and Manufacturers and Traders Trust Company dated October 27, 2010	Incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K dated October 27, 2010
10.19	Specific Security Agreement made by the Company and Manufacturers and Traders Trust Company dated October 27, 2010	Incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K dated October 27, 2010
10.20	Credit Agreement made by the Company and Manufacturers and Traders Trust Company dated October 27, 2010	Incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K dated October 27, 2010
10.21	Change in Terms Agreement between the Company and Community Bank N.A. dated March 10, 2011	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated March 10, 2011
10.22	Multiple Disbursement Term Note between the Company and Manufacturers and Traders Trust Company dated July 14, 2011	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated July 14, 2011
10.23	Promissory Note between the Company and Five Star Bank dated September 1, 2011	Previously filed
10.24	Base Contract for Sale and Purchase of Natural Gas between the Company and ConocoPhillips dated April 1, 2011. Confidential information omitted and filed separately with the SEC	Incorporated by reference to Exhibit 10.56 of the Company's Amendment No. 2 to Annual Report on Form 10-K/A to the year ended September 31, 2011
10.25	Service Agreement, dated as of February 1, 2012, by and between the Company and the Village of Bath, New York, acting through Bath Electric Gas and Water Systems	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated February 6, 2012
- Page II-4.
10.26	Commercial Line of Credit Agreement and Note as of February 27, 2012, by and between the Company and Community Bank, N.A.	Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated February 27, 2012
10.27*	Form of Change of Control Agreement between the Company and Firouzeh Sarhangi, Stanley G. Sleve, Matthew J. Cook, and Russell S. Miller	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated April 17, 2012
10.28	Purchase Agreement, dated as of January 23, 2012, between the Company and Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 ("Investor")	Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, dated January 25, 2012
10.29	Registration Rights Agreement between the Company and Investor, dated January 23, 2012	Incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K, dated January 25, 2012
10.30*	Settlement and Release Agreement between the Company and Thomas K. Barry dated December 30, 2011	Previously filed
10.31	Operating Agreement of Leatherstocking Pipeline Company, LLC	Previously filed
10.32	Operating Agreement of Leatherstocking Gas Company, LLC	Previously filed
21	Subsidiary of the Company	Incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K to the year ended September 31, 2009
23.1	Consent of Nixon Peabody LLP	Included as part of Exhibits 5.1 and 8.1
23.2	Consent of EFP Rotenberg LLP	Filed herewith
24	Power of Attorney	Previously filed
99.1	Instructions as to Use of Corning Subscription Rights Certificate	Previously filed
99.2	Letter to Shareholders from Chief Executive Officer to Accompany Prospectus	To be filed by amendment
-	* Management or compensatory contract	-

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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Page II-5.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule430B relating to an offering made pursuant to Rule415(a)(1)(i), (vii)or (x)for the purpose of providing information required by section10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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Page II-6.

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(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on July 25, 2012.

CORNING NATURAL GAS CORPORATION

By: /s/ Michael I. German

Michael I. German

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Dated: July 25, 2012	/s/ Michael I. German Michael I. German, President and Chief Executive Officer and Director (Principal Executive Officer)
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Dated: July 25, 2012	/s/ Firouzeh Sarhangi Firouzeh Sarhangi, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
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Dated: July 25, 2012

Henry B. Cook, Jr., Director

Ted W. Gibson, Director

Joseph P. Mirabito, Director

William Mirabito, Director

George J. Welch, Director

John B. Williamson, Jr., Director

/s/ Michael I. German

Michael I. German

Attorney-in-fact

Page II-8.